Exhibit (a)(1)(C)
Welcome to the Atmel Corporation Stock Options Tender Offer Website
     As recently noted by Jon Gonzales, we are pleased to announce that the Atmel Corporation Tender Offer (the “Offer” or the “Offer to Amend” ) is officially launching November 26, 2007, and will remain open until December 21, 2007, at 9 p.m. Pacific Time (unless extended).
     The Offer allows you to avoid the unfavorable tax consequences under Section 409A of the Internal Revenue Code and under similar state laws that you should otherwise incur with respect to those of your stock options which were granted with an exercise price lower than the fair market value of the Company’s common stock on the date of grant, as determined by the Company’s stock option review. The specifics of the program are described in the Offer to Amend and the exhibits thereto. You may obtain a copy of the relevant documents by logging on to this Offer website. We strongly urge you to read the Offer to Amend and the exhibits thereto very carefully.
     BACKGROUND
     Internal Revenue Code Section 409A imposes certain adverse tax consequences (including income tax at vesting, an additional 20% federal penalty tax and interest charges) on stock options that were granted at a discount from fair market value and which vest after December 31, 2004 (“discount options”). In addition, certain states have adopted laws similar to Section 409A. Consequently, eligible U.S. employees may also incur additional taxes, penalties and interest charges under state law provisions. For example, California has a provision similar to Section 409A and imposes a 20% tax with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes).
     We have determined that certain of your stock options may be affected by Section 409A because they are discount options. Atmel Corporation is offering you the opportunity to avoid the Section 409A impact by voluntarily amending certain of these discount options with new Section 409A compliant terms. The treatment of your discount options that you choose to voluntarily amend will depend on whether you exercised a discount option in 2006 or 2007. Please review the items in KEY DOCUMENTS AND MATERIALS section below for more details.
     Stock options which are eligible to be amended under the Offer will remain subject to adverse tax consequences under Section 409A until the close of the Offer and the official amendment of such options after that close date. Therefore, if you exercise any discount options prior to the amendment of those discount options, you will be solely responsible for any taxes, penalties or interest you should incur under Section 409A and to the extent you have any remaining unexercised eligible options, they will be withdrawn and you will need to elect again to tender them to participate in the Offer. Note that accepting the Offer is not enough to have your options amended, the Offer has to close and Atmel has to accept the tendered discount options for them to be amended and corrected. IF YOU EXERCISE ANY DISCOUNT STOCK OPTION PRIOR TO RECEIVING NOTIFICATION FROM ATMEL THAT IT HAS BEEN AMENDED, YOU SHOULD HAVE ADVERSE TAX CONSEQUENCES.

     INFORMATIONAL MEETINGS
     To help (i) explain the potential adverse tax impact of Section 409A, (ii) explain how Atmel Corporation has addressed the situation and the choices you have, and (iii) answer other questions you may have, Atmel will be providing informational meetings presented by a third-party. You will receive an e-mail with detailed information as to the timing and location of these informational meetings. Please note that neither Atmel Corporation nor the third-party will provide tax advice specific to an individual’s circumstances or make any recommendation. We strongly recommend that you discuss the personal tax consequences of the Offer with your financial, legal and/or tax advisors.
     KEY DOCUMENTS AND MATERIALS
     Below is a summary that outlines how and when to tender your eligible options. However, we strongly urge you to read the Offer to Amend and the exhibits thereto very carefully before taking any action.
     1. Review the following important documents:
a)	Offer to Amend

b)	Employee Presentation

c)	Instructions to Election/Withdrawal Form

d)	FAQ
     2. Click the OFFER TO AMEND hyperlink above and review carefully the Offer to Amend document. You will be given the option to print the document, but it is not required. The Offer to Amend document refers you to additional documents that you should review before deciding whether to tender your eligible options in the Offer.
     3.  Please return to the WELCOME PAGE and then click the INSTRUCTIONS TO ELECTION/WITHDRAWAL FORM button. Carefully review the instructions. You will be given the option to print the instructions, but it is not required.
     4. Please return to the WELCOME PAGE and then click on the MAKE AN ELECTION button at the bottom of the page to proceed with your election. You will be redirected to the first page of the Election/Withdrawal Form. You will need to check the appropriate boxes to indicate whether you elect to tender your eligible options in accordance with the terms of the Offer.
     5. After completing the Election/Withdrawal Form, you will be allowed to review the election you have made with respect to your eligible options and see the new exercise price or new exercise dates of your amended option. If you are satisfied with your election, you will proceed to the Election Amendment Review page that will allow you to print your election information. Please print this page and keep a copy for your records. Only after you agree to the Election Amendment Review will you be directed to the Print Confirmation Statement page.

     6. Please print and keep a copy of the Print Confirmation Statement for your records. You will then have completed the election process. Please remember that you can return to this site to withdrawal your election if you so wish at a later time until December 21, 2007 at 9 p.m. Pacific Time (unless extended).
     Atmel Corporation intends to confirm the receipt of your Election/Withdrawal Form by e-mail within two U.S. business days. If you have not received an e-mail confirmation that Atmel Corporation received your response, we recommend that you confirm that we have received your Election/Withdrawal Form. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail Carol Pleva, Manager, Stock Administration at Atmel at Carol.Pleva@atmel.com
Note that the Welcome Page to the Offer website also contains a link to Frequently Asked Questions (FAQ) and to the independent third-party Employee Presentation that you may find helpful in determining whether to tender your eligible options.
     KEY DATES TO REMEMBER
     The commencement date of the Offer is November 26, 2007. The Offer will expire at 9 p.m. Pacific Time on December 21, 2007 (unless we extend the Offer). The eligible options will be amended on or about December 21, 2007 (unless we extend the Offer).
     DECLINE OR WITHDRAW FROM THE OFFER
     If you have read the above referenced important documents describing the Offer and have come to the conclusion that you do not wish to participate, please click on the MAKE AN ELECTION button at the bottom of the page and on the election page please select the alternative of “I hereby decline the Offer and elect to not amend my eligible options.” We remind you that the choice not to participate should expose you to the adverse tax consequences of Section 409A. Your choice not to participate may be changed up until 9 p.m. Pacific Time on December 21, 2007, the expiration date of the Offer, by re-logging in to this website and completing the Election/Withdrawal Form according to the procedures detailed above.
     QUESTIONS
     Atmel Corporation has prepared communications regarding this Offer and a third-party will provide general tax information regarding this Offer. Neither Atmel Corporation nor the third-party will provide tax advice specific to an individual’s circumstances or make any recommendation. You should direct general questions about the terms of this Offer or requests for general tax information about this Offer to Jon Gonzales, Director, Chief Corporate Counsel at Atmel at Jon.Gonzales@atmel.com. We strongly recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.

Make an Election